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                                                                   Exhibit 10.25



                            MANUFACTURING AGREEMENT
                            -----------------------

     This MANUFACTURING AGREEMENT is made and entered into as of the 1st day of August, 1995, by and between SHELDAHL, INC., a corporation established and existing under the laws of the State of Minnesota having its principal place of business at 1150 Sheldahl Road, Northfield, MN 55057-0170, U.S.A. ("SHELDAHL"), and JIUJIANG FLEX CO., LTD., a corporation established and existing under the laws of China having its principal place of business at 1 Qianjin Road (E), Jiujiang Jiangxi China 332006 ("SNW").

                                  BACKGROUND:

     A. SHELDAHL is actively engaged in the business of developing, manufacturing and marketing flexible copperclad laminates and associated coverfilm tapes (coverlay) throughout the world.

     B. SNW has been established in Jiujiang, Jiangxi China to manufacture flexible copperclad laminates and associated coverfilm tapes.

     C. Both parties desire to establish a long-term business relationship through technical assistance, sales of copperclad laminates and associated coverfilm tapes and investment by SHELDAHL and others in the SNW and are entering into or have entered into the following agreements (the "Additional Agreements") in addition to this Agreement: (i) Agreement Relating to Joint Venture; (ii) Marketing and License Agreement and (iii) Agreement Relating to Payments.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

     1.  Definitions.

     Terms used in this Agreement which are not defined in this Agreement shall have the meanings given such terms in the Marketing and License Agreement.

     2.  Manufacture of Licensed Products.

     2.1 SNW agrees to manufacture and sell to SHELDAHL, and SHELDAHL agrees to purchase from SNW, 120,000 square meters of Licensed Products which are flexible copperclad laminates each year for three (3) consecutive years beginning the fourth month after the Licensed Products manufactured at the SNW Plant meet the performance and quality standards of such products manufactured by SHELDAHL. In the event SHELDAHL grants a license during such three-year period as provided in
Section 2.2 of the Marketing and License Agreement, SHELDAHL's 120,000 square meter

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commitment shall be replaced by the commitment provided in that agreement.

     2.2  In addition to the Licensed Products sold by the SNW to SHELDAHL under
Section 2.1 above, the SNW shall manufacture and sell to SHELDAHL up to 200,000 square meters of Licensed Products each year during the term of this Agreement beginning the month SHELDAHL's minimum purchases start under Section 2.1 above. SHELDAHL shall give SNW six (6) months' advance notice of its intended purchases and the Board of Directors of the SNW must approve such purchases, which approval shall not be unreasonably withheld.

     2.3 During the three-year period in which SHELDAHL is required to purchase Licensed Products under Section 2.1 of this Agreement, or until such earlier time, if any, as a license is granted by SHELDAHL to a third party as provided in Section 2.2 of the Marketing and License Agreement, SHELDAHL agrees to purchase from the SNW all of SHELDAHL's requirements for Licensed Products in Asia to the extent the SNW can timely deliver Licensed Products to SHELDAHL which meet the performance and quality standards of such products manufactured by SHELDAHL. After the three-year period in which SHELDAHL is required to purchase Licensed Products under Section 2.1 above, until such time, if any, as a license is granted by SHELDAHL as provided in Section 2.2 of the Marketing and License Agreement, SHELDAHL shall present its estimate of the demand for Licensed Products in Asia and agrees that SNW shall be SHELDAHL's primary supplier of such products in Asia provided SNW can timely deliver Licensed Products to SHELDAHL which meet the performance and quality standards of such products manufactured by SHELDAHL.

     2.4 After the Licensed Products meet the performance and quality standards of such products manufactured by SHELDAHL, SNW shall not change the Licensed Products or the manufacturing process for the Licensed Products without the written consent of SHELDAHL.

     3.  Price and Terms.

     3.1 The price of each of the Licensed Products shall be equal to 80% of the price of such products to the world high volume market as agreed to annually by SHELDAHL and the Board of Directors of the SNW based on information available to the parties. All payments shall be made in United States dollars.

     3.2 The terms of payment for the Licensed Products purchased by SHELDAHL under this Agreement shall be net 30 days from invoice date unless the parties agree to other payment terms prior to product shipment.

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     3.3  SNW shall deliver the Licensed Products F.O.B. point of destination as designated in SHELDAHL's purchase order. The purchaser of the Licensed Products shall be responsible for shipping charges.

     3.4 Each of the Licensed Products sold to SHELDAHL shall conform with the performance and quality specifications for such product. Replacement of defective Licensed Products will be made without charge by SNW within thirty
(30) days of receipt by SNW of notice that the Licensed Products are defective.

     3.5 SHELDAHL may, upon reasonable notice, visit the SNW Plant and review its production and quality control procedures. SNW shall deliver to SHELDAHL test samples of the Licensed Products produced by it on reasonable notice by SHELDAHL. SHELDAHL shall pay for the testing of the product samples requested by SHELDAHL from the SNW.

     3.6 SNW shall indemnify and hold SHELDAHL harmless for all liabilities incurred by SHELDAHL related to products manufactured by the SNW and sold by SHELDAHL.

     3.7 SHELDAHL shall order Licensed Products by submitting written purchase orders to SNW at least 30 days prior to shipment and shall specify the quantity, price, delivery date, method of shipment and product specifications, however, SHELDAHL shall provide SNW a six-month rolling forecast of estimated purchases and shall provide SNW with a monthly update of such forecast. In the event SHELDAHL's actual purchases materially exceed its forecast, the parties shall work together to resolve the difference.

     4.  Confidentiality.

     The confidentiality provisions contained in Section 11 of the Marketing and License Agreement shall apply to any Technical Information and other confidential information acquired from the other party under this Agreement.

     5.  Term and Termination.

     5.1 The initial term of this Agreement shall be for a period of ten (10) years from the date the government of China approves this Agreement and the Additional Agreements; provided that if a written notice of termination shall not be received by either party from the other party at least six months prior to the expiration of the initial term or any renewal term, the term of this agreement shall be automatically renewed for successive two year terms beyond the initial term until such written notice of termination is timely received.

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     5.2  If either party defaults on or breaches a material provision of this
Agreement or any Additional Agreement, the party not in default or breach shall have the right to cancel this Agreement upon sixty (60) days' written notice; provided, however, that if the defaulting party corrects the default or breach within the sixty (60) day period, this Agreement shall continue in full force and effect.

     5.3 Either party may terminate this Agreement in the event that proceedings for reorganization, liquidation, bankruptcy or receivership are filed or instituted against or by the other party.

     5.4 This Agreement shall terminate in the event the Agreement Relating to Joint Venture is terminated under Section 15.2(e) or the Closing under that agreement does not occur.

     6.  Force Majeure.

     Both parties to this Agreement shall be excused from the performance of their obligations hereunder, other than obligations to pay for goods sold and delivered under this Agreement, and shall be excused for so long as such condition continues, if such performance is prevented by conditions beyond the control of the parties, such as acts of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, strike, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If such event occurs, SHELDAHL's annual minimum purchase obligations in Section 2.1 shall be reduced proportionately for the time during the year in which such condition continues.

     7.  Arbitration.

     Any dispute between the parties arising out of or concerning the subject matter of, or the respective rights and obligations of the parties under, this Agreement shall be submitted to arbitration if it cannot be resolved by the parties. If arbitration is requested by SHELDAHL, the arbitration proceeding shall be conducted in Jiujiang, Jiangxi China in accordance with the rules of the Commercial Arbitration Association then in effect in China; if arbitration is requested by SNW, the arbitration proceeding shall be conducted in Minneapolis, Minnesota, U.S.A. in accordance with the rules of the American Arbitration Association then in effect.

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     8.  Governing Law.

     This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of China.

     9.  Assignment.

     Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, SHELDAHL may assign all of its rights and obligations under this Agreement to any entity which acquires SHELDAHL by merger, consolidation or purchase of substantially all of the assets or business of SHELDAHL related to the Licensed Products.

     10.  Entire Agreement.

     This Agreement and the Additional Agreements shall constitute the entire agreement of the parties with respect to the subject matter of this Agreement and this Agreement shall be attached to the Joint Venture Contract and Articles of Association.

     11.  Translation.

     The parties acknowledge that a Chinese translation of this Agreement is being executed by the parties on the date hereof. In interpreting this Agreement, the English version and Chinese version shall be given equal weight. There shall be signed four (4) copies of this Agreement in Chinese and four (4) copies in English. Each party to the Agreement Relating to Joint Venture including SNW shall receive one copy in English and one copy in Chinese.

     12.  Government Approval.

     This Agreement shall be effective only upon approval by the Chinese Government Agency of the terms of this Agreement and the Additional Agreements, to the extent such approval is required.

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     IN WITNESS WHEREOF, the parties have caused their respective representatives to sign and execute this Agreement in counterpart and each party holds one copy.



                                         JIUJIANG FLEX CO., LTD.



                                         By /s/ Edward Lundstrom
                                            --------------------
                                            Its    Vice Chairman
                                               -----------------

                                         By /s/ Rong-Zhong Rui
                                            --------------------

                                         By /s/ William C.H. Ma
                                            --------------------

                                         SHELDAHL, INC.


                                         By /s/ Edward Lundstrom
                                            --------------------

                                            Its V.P./Sales & Marketing
                                                -----------------------

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